Exhibit 99.1

Contacts:
Amylin -	Anne Erickson (Media)	Michael York (Investors)
	Phone: (858) 754-4443	Phone: (858) 458-8602
	Email: anne.erickson@amylin.com	Email: michael.york@amylin.com

Lilly -	Tarra Ryker (Media)	Phil Johnson (Investors)
	Phone: (317) 332-7502	Phone: (317) 655-6874
	Email: ryker_tarra@lilly.com	Email: johnson_philip_l@lilly.com

FOR IMMEDIATE RELEASE

Lilly and Amylin Mutually Agree to End Diabetes Alliance and Transition Exenatide Responsibility to Amylin

Agreement Will Resolve All Litigation Between the Two Companies

SAN DIEGO and INDIANAPOLIS – November 8, 2011– Amylin Pharmaceuticals, Inc. (NASDAQ: AMLN) (“Amylin”) and Eli Lilly and Company (NYSE:LLY) (“Lilly”) today announced an agreement to terminate their alliance for exenatide and resolve the outstanding litigation between the companies. As part of the agreement, the parties will transition full responsibility for the worldwide development and commercialization of exenatide to Amylin, starting in the United States (U.S.) on November 30, 2011, and progressing to all markets by the end of 2013.

After nearly a decade-long partnership that achieved a number of important milestones on behalf of people living with diabetes, the companies determined it was in the best interest of all constituents to amicably terminate the collaboration. Both companies are committed to ensuring a seamless transition of global product responsibility to Amylin while maintaining continuity of patient care.

“As pioneers in the GLP-1 market, we are proud of the truly innovative diabetes products that our two companies have provided patients,” said Daniel M. Bradbury, president and chief executive officer of Amylin Pharmaceuticals. “Amylin is excited to assume full responsibility for developing and commercializing exenatide. We anticipate working with one or more partners outside the U.S. in order to maximize the global potential of this innovative molecule and achieve greater operational flexibility and efficiency. This clarity of focus will provide us with an enhanced opportunity to increase shareholder value.”

Under the terms of the new global agreement, Amylin will make a one-time, upfront payment to Lilly of $250 million. Amylin will also agree to make future revenue sharing payments to Lilly in an amount equal to 15 percent of global net sales of exenatide products until Amylin has made aggregate payments to Lilly of $1.2 billion plus accrued interest. Amylin will issue a secured note in the amount of $1.2 billion to Lilly under which any revenue sharing payments made to Lilly will reduce amounts outstanding under the note. If Amylin’s investigational once weekly version of exenatide, BYDUREON™ (exenatide extended-release for injectable suspension), has not received U.S. Food and Drug Administration (FDA) approval prior to June 30, 2014, Amylin’s revenue sharing obligations will terminate, and Amylin shall thereafter pay Lilly 8 percent of global net sales of exenatide products. Amylin will also pay a $150 million milestone to Lilly contingent upon FDA approval of a once monthly suspension version of exenatide that is currently in Phase 2. The companies have also agreed that the maturity date for the $165 million line of credit that Amylin drew from Lilly earlier in the year will be extended from the second quarter of 2014 to the second quarter of 2016.

“This marks an amicable end to a very productive 10-year collaboration that will continue to benefit many people worldwide. Lilly and Amylin are proud of the important accomplishments we achieved together,” said Enrique Conterno, president of Lilly Diabetes. “Lilly remains confident that the resubmission package for BYDUREON has addressed the requirements outlined by the FDA and looks forward to Amylin achieving the alliance’s long-held goal of making BYDUREON available to patients in the U.S. Looking forward, Lilly Diabetes remains committed to providing a comprehensive portfolio of diabetes treatment options for patients through our currently marketed products and robust clinical pipeline.”

The transition of commercial operations to Amylin in the U.S. will be complete by November 30, 2011. Outside the U.S., Lilly will transfer responsibility for commercialization of BYETTA® (exenatide) injection and BYDUREON to Amylin on a market-by-market basis in 2012 and 2013. Amylin will work with Lilly on all plans for markets outside the U.S. during the transition period and will guarantee that Lilly does not experience losses on exenatide-related activities during that period, up to a total cap of $60 million.

The Amylin and Lilly alliance resulted in several innovations in the diabetes market. These innovations include the 2005 launch of the first-in-class GLP-1 receptor agonist, BYETTA, a treatment that has been used by 1.8 million patients worldwide, and submission of the first once-weekly GLP-1 receptor agonist, BYDUREON, an investigational medication for type 2 diabetes designed to deliver continuous therapeutic levels of exenatide in a single weekly dose. BYDUREON received marketing authorization in the European Union in June 2011 and is currently under review in the U.S., with a Prescription Drug User Fee Action (PDUFA) date of January 28, 2012. Amylin will continue to evolve the GLP-1 market with the exenatide franchise through the development of a pen device for BYDUREON and the exenatide monthly suspension program.

Amylin to Host Investor Conference Call
Amylin will host a conference call to discuss the transition of the exenatide franchise today at 8:30 a.m. ET/5:30 a.m. PT. Daniel M. Bradbury, president and chief executive officer, Amylin Pharmaceuticals, will lead the call. A slide presentation accompanying the conference call will be available through the “Investors” section of Amylin’s corporate website at www.amylin.com.

The call will be webcast live through the “Investors” section of Amylin's corporate website and a recording will be made available following the close of the call. To access the webcast, please log on to www.amylin.com approximately 15 minutes prior to the call to register, download and install any necessary audio software. For those without access to the Internet, the live call may be accessed by phone by calling (800) 857-5738 (U.S./Canada) or (415) 228-4970 (international), conference access code 7156306. A replay of the call will also be available by phone beginning approximately two hours after the close of the call and can be accessed at (866) 470-8790 (U.S./Canada) or (203) 369-1490 (international).

About BYETTA® (exenatide) injection
BYETTA was the first glucagon-like peptide-1 (GLP-1) receptor agonist to be approved by the FDA for the treatment of type 2 diabetes. BYETTA exhibits many of the same effects as the human incretin hormone GLP-1. GLP-1 improves blood sugar after food intake through multiple effects that work in concert on the stomach, liver, pancreas and brain.

BYETTA is an injectable prescription medicine that may improve blood sugar (glucose) control in adults with type 2 diabetes mellitus, when used with a diet and exercise program. It can also be used with metformin, a sulfonylurea, a thiazolidinedione or Lantus® (insulin glargine), which is a long-acting insulin.

BYETTA is not insulin and should not be taken instead of insulin. BYETTA should not be taken with short- and/or rapid-acting insulin. BYETTA is not for people with type 1 diabetes or people with diabetic ketoacidosis. BYETTA has not been studied in patients with a history of pancreatitis. Other antidiabetic therapies should be considered for these patients.

BYETTA provides sustained A1C control with potential weight loss (BYETTA is not a weight-loss product). BYETTA was approved in the U.S. in April 2005 and in Europe in November 2006 and has been used by more than 1.8 million patients since its introduction. See important safety information below. Additional information about BYETTA is available at www.BYETTA.com.

Important Safety Information for BYETTA® (exenatide) injection
Based on post-marketing data, BYETTA has been associated with acute pancreatitis, including fatal and non-fatal hemorrhagic or necrotizing pancreatitis. Patients should be observed for signs and symptoms of pancreatitis after initiation or dose escalation of

BYETTA. The risk of getting low blood sugar is higher if BYETTA is taken with another medicine that can cause low blood sugar, such as a sulfonylurea or insulin. The dose of sulfonylurea or insulin may need to be lowered while BYETTA is used. BYETTA should not be used in people who have severe kidney problems and should be used with caution in people who have had a kidney transplant. Patients should talk with their healthcare provider if they have severe problems with their stomach, such as delayed emptying of the stomach (gastroparesis) or problems with digesting food. Antibodies may develop with use of BYETTA. Patients who develop high titers to exenatide could have worsening or failure to achieve adequate glycemic control. Consider alternative therapy if this occurs. Severe allergic reactions can happen with BYETTA. There have been no clinical studies establishing conclusive evidence of macrovascular risk reduction with BYETTA or any other antidiabetic drug.

The most common side effects with BYETTA include nausea, vomiting, diarrhea, feeling jittery, dizziness, headache, acid stomach, constipation and weakness. Nausea most commonly happens when first starting BYETTA, but may become less over time.

These are not all the side effects from use of BYETTA. A healthcare provider should be consulted about any side effect that is bothersome or does not go away.

For additional important safety information about BYETTA, please see the full Prescribing Information (www.BYETTA.com/pi) and Medication Guide (www.BYETTA.com/mg).

About Amylin and Lilly
Amylin Pharmaceuticals is a biopharmaceutical company dedicated to improving lives of patients through the discovery, development and commercialization of innovative medicines. Amylin's research and development activities leverage the Company's expertise in metabolism to develop potential therapies to treat diabetes and obesity. Amylin is headquartered in San Diego and has a commercial manufacturing facility in Ohio.

Through a long-standing commitment to diabetes care, Lilly provides patients with breakthrough treatments that enable them to live longer, healthier and fuller lives. Since 1923, Lilly has been the industry leader in pioneering therapies to help healthcare professionals improve the lives of people with diabetes, and research continues on innovative medicines to address the unmet needs of patients.

Lilly, a leading innovation-driven corporation, is developing a growing portfolio of pharmaceutical products by applying the latest research from its own worldwide laboratories and from collaborations with eminent scientific organizations. Headquartered in Indianapolis, Lilly provides answers – through medicines and information – for some of the world's most urgent medical needs. C-LLY

Forward Looking Statement

This press release contains forward-looking statements about Amylin and Lilly. Actual results could differ materially from those discussed or implied in this press release due to a number of risks and uncertainties, including the risk that BYDUREON may not be approved by the FDA in a timely manner or at all; the information provided in the companies' response to the FDA's complete response letter may not satisfy the FDA; the FDA may request additional information prior to approval; BYETTA and/or the approval of BYDUREON and the revenues or royalties generated from these products may be affected by competition; unexpected new data; safety and technical issues; clinical trials not being completed in a timely manner, not confirming previous results, not being predictive of real world use or not achieving the intended clinical endpoints; label expansion requests or NDA filings not receiving regulatory approval; the commercial launch of BYDUREON in the United States, if approved, or in certain European countries being delayed; or manufacturing and supply issues. The potential for BYETTA and/or BYDUREON may also be affected by government and commercial reimbursement and pricing decisions, the pace of market acceptance, or scientific, regulatory and other issues and risks inherent in the development and commercialization of pharmaceutical products. Each company’s results may also be affected by risks inherent in the termination of their collaboration and the risk that Amylin may not have the financial resources to meet the obligations mentioned in this press release. Amylin’s results may also be affected by risks associated with its assumption of full responsibilities for the worldwide development and commercialization of exenatide, including the risks that the transition of Lilly’s collaboration responsibilities to Amylin will not proceed according to plan, and risks that Amylin’s future efforts to further develop and commercialize the exenatide franchise, including any efforts to re-partner the development and commercialization of exenatide outside the United States, may not produce the results Amylin expects. Lilly’s results may be affected by the risks inherent in the development of Lilly's pipeline, and there can be no guarantees that pipeline products will receive the necessary clinical and manufacturing regulatory approvals or that they will prove to be commercially successful. These and additional risks and uncertainties are described more fully in Amylin's and Lilly's most recent SEC filings including their Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K. Amylin and Lilly undertake no duty to update these forward-looking statements.

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